Exhibit 21

                           SUBSIDIARIES OF REGISTRANT

     The registrant, Telular Corporation, is a Delaware corporation. The registrant's subsidiaries are:

1.   Telular - Adcor Security Products, Inc., a Georgia corporation.

2.   Telular International, Inc., an Illinois corporation.


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